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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                           (Amendment No.            )
                                         ------------

ISHARES MSCI GERMANY INDEX FUND
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                               (Name of Issuer)

                       COMMON STOCK, $0.001 PAR VALUE
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                       (Title of Class of Securities)

                                  464286806
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                               (CUSIP Number)

                              February 3, 2006
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           (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[X]                              Rule 13d-1(b)
[ ]                              Rule 13d-1(c)
[ ]                              Rule 13d-1(d)



CUSIP No. 464286806
          ---------

  1.  Names of Reporting Persons.

      LOEWS CORPORATION

      I.R.S. Identification Nos. of above persons (entities only).

      13-2646102

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  2.  Check the Appropriate Box if a Member of a Group (See Instructions)

      (a) ....................................................................
      (b) ....................................................................

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  3.  SEC Use Only ...........................................................

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  4.  Citizenship or Place of Organization.

      DELAWARE CORPORATION

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Number of          5.  Sole Voting Power ............................        0
Shares             -----------------------------------------------------------
Beneficially Owned 6.  Shared Voting Power ..........................1,500,000
by Each Reporting
Person With        7.  Sole Dispositive Power .......................        0
                   -----------------------------------------------------------

                   8.  Shared Dispositive Power .....................1,500,000

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  9.  Aggregate Amount Beneficially Owned by Each Reporting Person   1,500,000

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 10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
      Instructions) ..........................................................



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 11.  Percent of Class Represented by Amount in Row 9 ....................5.7%

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 12.  Type of Reporting Person (See Instructions).

      HC

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Item
1.

     (a)  Name of Issuer

          ISHARES MSCI GERMANY INDEX FUND

     (b)  Address of Issuer's Principal Executive Offices

           45 Fremont Street
          San Francisco, CA  94105

Item
2.

     (a)  Name of Person Filing

          LOEWS CORPORATION

     (b)  Address of Principal Business Office or, if none, Residence

          667 MADISON AVENUE
          NEW YORK, NEW YORK  10021

     (c)  Citizenship

          DELAWARE CORPORATION

     (d)  Title of Class of Securities

          COMMON STOCK

     (e)  CUSIP Number

          464286806


Item If this statement is filed pursuant to Section 240.13d-1(b) or 240.13d-
3.   2(b) or (c), check whether the person filing is a:

(a)	[  ]  Broker or dealer registered under section 15 of the Exchange
                Act.

(b)	[  ]  Bank as defined in section 3(a)(6) of the Exchange Act.

(c)	[  ]  Insurance company as defined in section 3(a)(19) of the
                Exchange Act

     (d)  [  ]  Investment company registered under section 8 of the



                Investment Company Act of 1940.

     (e)  [  ]  An investment adviser in accordance with Section 240.13d-
                1(b)(1)(ii)(E);

     (f)  [  ]  An employee benefit plan or endowment fund in accordance with
                Section 240.13d-1(b)(1)(ii)(F);

     (g)  [X]   A parent holding company or control person in accordance with
                Section 240.13d-1(b)(1)(ii)(G);

     (h)  [  ]  A savings associations as defined in Section 3(b) of the
                Federal Deposit Insurance Act;

     (i)  [  ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

     (j)  [  ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

Item Ownership.
4.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:                1,500,000
                                     ------------------------.
     (b)  Percent of class:                         5.7%
                            ----------------------------.
     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote          0
                                                         -----------.
          (ii)  Shared power to vote or to direct the vote        1,500,000
                                                           ------------------.
          (iii) Sole power to dispose or to direct the disposition of
                                0
                -----------------.
          (iv)  Shared power to dispose or to direct the disposition of
                      1,500,000
                ---------------.

Item Ownership of Five Percent or Less of a Class
5.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item Ownership of More than Five Percent on Behalf of Another Person.
6.

     	The securities reported on this Schedule 13G are beneficially owned by employee benefit plans subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, and sponsored by the reporting person or its subsidiaries. None of these plans beneficially owns more than five percent of the issuer. The reporting person expressly disclaims beneficial ownership of the securities reported hereby, and this statement on Schedule 13G shall not be construed as an admission that the reporting person is the beneficial owner of such securities.

Item Identification and Classification of the Subsidiary Which Acquired the
7.   Security Being Reported on By the Parent Holding Company or Control
     Person.

See Exhibit 99.1.

Item Identification and Classification of Members of the Group
8.

     NOT APPLICABLE

Item Notice of Dissolution of Group
9.

     NOT APPLICABLE

Item Certification
10.

     By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                  SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                                   February 13, 2006
                                           -----------------------------------
                                                           Date


                                                    LOEWS CORPORATION

                                           By:     /s/ Gary W. Garson
                                              --------------------------------
                                                        Signature


                                                 Gary W. Garson,
                                                 Senior Vice President
                                                 and Secretary
                                           -----------------------------------
                                                 Name/Title





EXHIBIT 99.1

Relevant Employee Benefit Plans Sponsored by the Reporting Person or its Subsidiaries


Loews Corporation Cash Balance Retirement Plan (EP)

Employees Retirement Plan Of Bulova Corporation (EP)

Lorillard Tobacco Company Retirement Allowance Plan For Hourly
Rated And/Or Piecework Employees (EP)

Retirement Plan For Employees Of Lorillard Tobacco Company (EP)

Texas Gas Retirement Plan Trust (EP)

CNA Employees' Retirement Trust (EP)